As of June 30, 2017, the following persons or entities now own more than 25% of a Funds' voting securities.

Person/Entity

Victory High Yield Fund
Guardian Life Insurance                    53.40%

Victory Sophus Emerging Markets Small Cap Fund
Guardian Life Insurance		           95.60%

Victory Global Natural Resources Fund
National Financial Services LLC.           34.34%